Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02210

Issuer Name and Ticker or Trading Symbol:	Syneos Health, Inc. [SYNH]

Date of Earliest Transaction Required to be Reported (Month/Day/Year):	September 17, 2020

Footnotes to Form 4

(1) The shares of the Issuer reported are beneficially owned by: THL Holdco, LLC (“THL Holdco”); Thomas H. Lee Partners, L.P. (“THL”); Thomas H. Lee Advisors, LLC (“THL Advisors”); Thomas H. Lee Equity Fund VI (2019), L.P. (“Fund VI 2019”); THL Fund VI (2019) Coinvestment Partners, L.P. (“Fund VI 2019 Coinvest”); Thomas H. Lee Equity Fund VII, L.P. (“Equity Fund VII”); Thomas H. Lee Parallel Fund VII, L.P.  (“Parallel Fund VII”); Thomas H. Lee Parallel (Cayman) Fund VII, L.P. (“Parallel (Cayman) Fund VII”); THL Executive Fund VII (“Executive Fund VII”); THL Equity Fund VII Investors (inVentiv), L.P. (“Equity Fund VII (inVentiv)”); THL Fund VII Coinvestment Partners, L.P. (“Fund VII Coinvest”); THL Coinvestment Partners, L.P. (“Coinvest Partners”); THL Managers VI, LLC (“THL Managers VI”); THL Managers VII, LLC (“THL Managers VII”) (collectively with their affiliates, the “THL Funds”); Todd M. Abbrecht; and Joshua M. Nelson.

(2) THL Holdco is the managing member of THL Advisors, which in turn is the general partner of THL, which in turn is the sole member of THL Equity Advisors VI (2019), LLC (“Equity Advisors VI (2019)”), the sole member of THL Equity Advisors VII (“Equity Advisors VII”), the general partner of Fund VI 2019 Coinvest, and the general partner of Fund VII Coinvest. Equity Advisors VI (2019) is the general partner of Fund VI 2019. Equity Advisors VII is the general partner of Equity Fund VII, Parallel Fund VII, Parallel (Cayman) Fund VII, Executive Fund VII, and Equity Fund VII (inVentiv).

(3) Each of the Reporting Persons disclaims beneficial ownership of all shares of the Issuer for the purposes of Section 16 or for any other purpose, except to the extent of such Reporting Person’s pecuniary interest therein.

(4) Represents shares directly held and sold in an underwritten public offering (the “Offering”) by the following entities: 899,437 shares by Fund VI 2019, 25,500 shares by Fund VI 2019 Coinvest, 240,169 shares by Equity Fund VII, 189,503 shares by Parallel Fund VII, 253,994 shares by Parallel (Cayman) Fund VII, L.P., 21,052 shares by Executive Fund VII, 36,626 shares by Fund VII Coinvest and 1,566,706 shares by Equity Fund VII (inVentiv).

(5) Represents shares directly held by the following entities following the Offering: 4,453,154 shares by Fund VI 2019, 126,249 shares by Fund VI 2019 Coinvest, 1,189,090 shares by Equity Fund VII, 938,240 shares by Parallel Fund VII, 1,257,535 shares by Parallel (Cayman) Fund VII, L.P., 104,230 shares by Executive Fund VII, 181,336 shares by Fund VII Coinvest and 7,756,843 shares by Equity Fund VII (inVentiv).

(6) Represents restricted stock units previously awarded to Todd M. Abbrecht for his service on the Issuer’s Board of Directors.

(7) Represents restricted stock units previously awarded to Joshua M. Nelson for his service on the Issuer’s Board of Directors.

(8) Represents shares directly held and sold by THL Managers VI in the Offering.

(9) Represents shares directly held and sold by THL Managers VII in the Offering.

(10) Represents shares directly held by THL Managers VI following the Offering.

(11) Represents shares directly held by THL Managers VII following the Offering.

(12) Mr. Abbrecht is a Managing Partner of THL and Mr. Nelson is a Managing Director of THL.  Pursuant to the operative agreements among certain of the THL Funds, any securities issued to persons serving as directors of portfolio companies of the THL Funds, such as the Issuer, are to be held for the benefit of the THL Funds.